JOHN HANCOCK INVESTMENT TRUST
on behalf of John Hancock Global Opportunities Fund
(formerly known as John Hancock Large Cap Intrinsic Value Fund (the “Fund”)
AMENDMENT TO SUB-ADVISORY AGREEMENT
Appendix A referenced in Section 3 COMPENSATION OF SUB-ADVISER of the Fund’s Sub-Advisory Agreement dated December 31, 2005, is hereby amended, effective July 1, 2007, to reflect the following:

Fund	Percentage of Average Daily Net Assets

John Hancock Global Opportunities Fund	All Assets

Sub-Advisory	.40% to $500 Million ..375% next $500 Million ..350% over $1 Billion
Executed this 28th day of June, 2007.

JOHN HANCOCK ADVISERS, LLC
By:	/s/Alfred P. Ouellette
	Name:	Alfred P. Ouellette
	Title:	AVP and Senior Counsel

JOHN HANCOCK INVESTMENT TRUST on behalf of John Hancock Global Opportunities Fund
By:	/s/Alfred P. Ouellette
	Name:	Alfred P. Ouellette
	Title:	Assistant Secretary

MFC GLOBAL INVESTMENT MANAGEMENT (U.S.), LLC (formerly, Sovereign Asset Management LLC)
By:	/s/Barry H. Evans
	Name:	Barry H. Evans
	Title:	President, Chief Operating Officer and Chief Fixed Income Officer